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                                                       EXHIBIT 11

                           BAIRNCO CORPORATION
           CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
         FOR THE QUARTERS ENDED APRIL 4, 1998 AND MARCH 29, 1997
                               (Unaudited)
                                               1998          1997
BASIC EARNINGS PER COMMON SHARE:

Net income                                     $  2,196,000  $  2,173,000

Average common shares outstanding                 8,896,000     9,393,000

Basic Earnings Per Common Share                $       0.25  $       0.23


DILUTED EARNINGS PER COMMON SHARE:

Net income                                     $  2,196,000  $  2,173,000

Average common shares outstanding                 8,896,000     9,393,000
Common shares issuable in respect to
  options issued to employees with a
  dilutive effect                                   274,000       142,000
Total diluted common shares outstanding           9,170,000     9,535,000

Diluted Earnings Per Common Share              $       0.24  $       0.23


Basic  earnings  per common share were computed by  dividing  net
income   by   the  weighted  average  number  of  common   shares
outstanding during the quarter. Diluted earnings per common share include the effect of all dilutive stock options.




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